EXHIBIT 10.5
                                     LEASE
                                    BETWEEN
                        BUHL INDUSTRIES, INC., AS TENANT,
                                       AND
                      FAIRLAWN INDUSTRIES LTD., AS LANDLORD.
                             DATE: February 1, 2001

LANDLORD: FAIRLAWN INDUSTRIES LTD.
Notice Address: 101 East Main Street
Little Falls, New Jersey 07424
Payment Address PO Box 8
Bayonne, New Jersey 07002

TENANT: Buhl Industries, Inc.
Notice Address: 20-21 Wagaraw Road, Building 38
Fair Lawn, 07424-
Phone 973-423-1800
Federal ID#: 22-2357604
SIC Number:  3861

REAL ESTATE BROKER: None

PREMISES:
Size: Approximately 19,473 Square Feet, (the "Premises")
Location: 20-21 Wagaraw Road Fari Lawn, NJ

USE OF PREMISES: For the manufacture, distribution, and warehousing of electrical, electronic, optical, and lighting devices, along with associated offices.

TERM: 5 Years
Beginning Date: February 1, 2001
Ending Date: January 31, 2006

BASE NET RENT: $7,300.00 per month

REAL ESTATE TAXES:
Proportionate Share: 2.6 %
Base Year: 2000

SECURITY DEPOSIT: $14,872.74, current on deposit with Landlord

LANDLORD IMPROVEMENTS: Landlord will provide, at Landlord's expense, the following items. Install new lighting throughout, renovate restrooms.

RENWAL OPTION: 5 Years per Section 30.
The Landlord hereby leases the Premises to the Tenant, and the Tenant hereby leases the Premises from the Landlord, in accordance with the terms of this Lease.

WITNESS/ATTEST:                     LANDLORD/ REALTY

/s/                                 /s/ Brian D. Archibald
                                    By: Brian D. Archibald,
                                        General Manager

WITNESS/ATTEST:                     TENANT/ Buhl Industries, Inc.

                                    /s/ Jane Kyhl
                                    By: Jane Kyhl, President

                         1. RENT, ADDITIONAL RENT

The Tenant shall pay Base Net Rent ("Rent") on a monthly basis, in advance, on the first day of each month during the Term. The Tenant shall also pay any other charges required by this Lease as "Additional Rent". Additional Rent shall be due and payable as Rent with the next monthly Rent payment. Non-payment of Additional Rent shall give the Landlord the same rights against the Tenant as if the Tenant failed to pay the Rent. Rent shall be payable without prior demand and without abatement, deduction, or setoff. Tenant further covenants and agrees that the annual Base Net Rent shall be adjusted as of the first anniversary of the lease commencement date and at each annual anniversary thereafter (the "Anniversary Period") as follows:

a) The index used for calculation of any adjustment shall be the official Consumer's Price Index, U.S. Average, all items, published by the Bureau of Labor Statistics, U.S. Department of Labor, (the "CPI").

b) If the CPI shows a decrease in purchasing power, then the revised annual Base Net Rent at each anniversary of this lease shall be the annual Base Net Rent for the immediately preceding year plus an additional amount as determined in paragraph (c) of this Article or (3%) three percent; whichever is lower.

c) The CPI for the tenth month of the Anniversary Period (the "Numerator") shall be compared to the CPI for the Twelfth month preceding the Numerator's month (the "Denominator"). The Denominator shall divide the Numerator. If the product is greater than one, it shall be multiplied by the current annual Base Net Rent to determine the new annual Base Net Rent.

                                 2. LATE RENT

If the Landlord does not receive payment for Rent or Additional Rent by the tenth day of the month, during which payment is due, then the Tenant shall pay an amount, equal to two percent (2%) of the payment due, as Additional Rent for the month during which payment is due, and an amount, equal to two percent (2%) of the original payment due, as Additional Rent for each month thereafter during which payment remains outstanding beyond the first day of the month.

                              3. REAL ESTATE TAXES

The Landlord shall pay the yearly Municipal Real Estate Taxes and Assessments, and tax appeal, review, or appraisal fees for a tax appeal (if applicable), collectively known as "Taxes", on the Property. The Tenant shall pay the Landlord as Additional Rent, its Proportionate Share of the Taxes on the property owned by FAIRLAWN INDUSTRIES LTD. located in Fair Lawn, the "Property". The Tenant's "Proportionate Share" shall be determined by dividing the total square footage of the buildings into the total square footage leased by the Tenant, then multiplying the result by the Taxes. The Landlord represents that the Total square footage of the buildings owned by FAIRLAWN INDUSTRIES LTD. is approximately 746,000 square feet.

The Landlord will provide the Tenant with a good faith estimate of the Tenant's Proportionate Share of the on an annual basis (the "Estimated Proportionate Share"). The Tenant will be billed one twelfth of the Estimated Proportionate Share each month as Additional Rent. Once annually, upon Landlord's receipt of the actual tax bills for the year, the Landlord will reconcile the Tenant's payments of Estimated Proportionate Share versus the Proportionate Share. The Tenant will be responsible for the prompt payment of any under payment of the Proportionate Share. The Landlord will be responsible for promptly refunding any over payment of the Proportionate Share upon receipt of full payment of the Estimated Proportionate Share.

                          4. INTENTIONALLY OMITTED


                                5. UTILITIES

The Tenant shall have meters listed in its own name, shall arrange for direct billing, and shall make direct payment for the following: (a) electricity for the Premises, (b) gas, (c) heat, and (d) any other utility or service used by the Tenant. The Landlord shall have the right, but not the obligation, to act on behalf of the Tenant to have the electric and gas meters listed in the Tenant's name.

To avoid the risk of possible damage to pipes caused by freezing, Tenant covenants and agrees to at all times maintain in all parts of the demised premises, a minimum temperature of forty (40) degrees Fahrenheit. Should damage to any part of the demised premises, including water pipes, steam lines and sprinkler system, result from Tenant's failure to maintain the minimum temperature as herein provided by reason of the fault or failure of Tenant, its agents, servants, employees, or guests then the cost of making repairs necessary to restore the Premises shall be borne by Tenant, and if any such repairs are made by or at the instance of the Landlord, the costs of such repairs to the Landlord shall be collectible as Additional Rent. Anything to the contrary herein contained notwithstanding, the Tenant shall not be liable under any of the provisions of this paragraph if the Tenant cannot maintain a minimum temperature of 40 degrees Fahrenheit for reasons not based upon the fault or failure of Tenant.

                              6. SECURITY DEPOSIT

Upon signing this Lease, the Tenant shall pay the amount shown above toward the Security Deposit. During the Term, the Security Deposit shall be kept with the Landlord's general funds and shall not be applied by the Tenant to any Rent or Additional Rent. Within thirty (30) days after the end of the Term, the Landlord shall return the Security Deposit to the Tenant, without any interest, excluding any amount applied by the Landlord to any Rent or Additional Rent that is outstanding at that time, and excluding any charges incurred under Article 21 below, and provided that the Tenant has filed any forms required under the provisions of Article 22 below.

                                7. INSURANCE

A. Insurance to be Maintained by Landlord. Landlord shall maintain (a) "All risk" property insurance covering the Property (at its full replacement cost), but excluding Tenant's Property, and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance (collectively, "Landlord's Policies"), all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.

B. Liability Insurance. Tenant shall purchase at its own expense and keep in force during this Lease a policy or policies of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less that One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) annual general aggregate per location, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property occurring in or about the Premises and Property, with an umbrella policy of at least Two Million Dollars ($2,000,000.00), and (ii) "all-risk" property insurance covering Tenant's property (and otherwise resulting from any acts or operations of Tenant). Said policies shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be Subordinated as additional insured's; (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the property is located; (c) provide that said insurance shall not be canceled or materially modified unless thirty (30) days prior written notice shall have been given to Landlord; (d) provide coverage on an occurrence basis; (e) provide coverage for the indemnity obligations of Tenant under this Lease; (f) contain a severability of insured parties provision and a cross liability endorsement;
(g) be primary, not contributing with, and not in excess of coverage which Landlord may carry; (h) contain a hostile fire endorsement; and (i) otherwise be in such form and include such overages as Landlord may reasonably require. Said policy or policies or, at Landlord's option, Certificate of Insurance on the so-called "ACCORD" Form 25.S (with the following wording deleted: "THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER" and "BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE COMPANY, ITS AGENTS OR REPRESENTATIVES") evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least thirty (30) days prior to the expiration of said insurance.

C. Waiver of Right of Recovery. Neither Landlord nor Tenant shall be liable to one another or to any insurance company (by way of subrogation or otherwise) insuring any such party for any loss or damage to the Building, the Premises, the Land, the structure of the Building, other tangible property located on the Land or in the Building, or any resulting loss of income, or losses under workers' compensation laws and benefits, despite the fact that such loss or damage might have been occasioned by the negligence of such party, its agents or employees, provided that any such loss or damage is reimbursed from insurance proceeds benefiting the party suffering such loss or damage. Landlord and Tenant shall each secure an appropriate clause in, or an endorsement upon, each insurance policy obtained by it and covering or applicable to the Land, the Building, the Premises and the personal property, fixtures, and equipment located therein or thereon, pursuant to which the insurance company consents to such waiver or rights of recovery. The waiver of right of recovery set forth above in this Article shall extend to Landlord, Tenant, and their respective agents, employees, and each Superior Lessor, Superior Mortgagee, and to other appropriate parties designated by Landlord (collectively, "Superior Parties").

                           8. REAL ESTATE COMMISSION

The Landlord and the Tenant represent to each other that neither of them has consulted or negotiated with any real estate broker, salesperson, or finder with regard to the Premises or this Lease, except for the real estate set forth in this Lease. The Landlord shall pay the commission to the real estate broker set forth in this Lease.

The Landlord shall defend, indemnify, and hold the Tenant harmless from any claims for fees or commissions from anyone with whom the Landlord has dealt with regard to the Premises or this Lease. The Tenant shall defend, indemnify, and hold the Landlord harmless from any claims for fees or commissions from anyone with whom the Tenant has dealt with regard to the Premises or this Lease, except for the real estate broker set forth in this Lease.

                             9. QUIET ENJOYMENT

The Landlord shall give quiet enjoyment of the Premises to the Tenant so long as the Tenant is not in default under the terms of the Lease beyond any applicable grace or cure periods.

                        10. AVAILABLILITY OF PREMISES

The Landlord shall prepare the Premises as provided in this lease. The cost of such work shall be borne by the Landlord. The Premises shall be available for occupancy when the Premises are in accordance with the plans and specifications provided in this Lease, subject to incidental punch list items, and when all conditions necessary for the issuance of a Certificate of Occupancy have been met. The Tenant shall notify the Landlord of all punch list items within thirty (30) days of the date on which the Tenant first occupies the Premises. The Landlord shall at Landlord's sole expense remedy all punch list items as soon as reasonably possible, but in no event more then thirty (30) days after notice of such punch list items is given by Tenant to Landlord.

                              11. USE OF PREMISES

The Tenant shall only use the Premises for the purpose set forth in this Lease.

The Tenant, at its own expense, shall:

a) Comply with all federal, state, county, and municipal laws, ordinances, rules, and regulations related to the Tenant's specific business and the Tenant's specific use of the Premises;

b) Obtain certificates of occupancy ( "CofO's") from Fair Lawn;

c) Use the Premises in a safe manner;

d) Keep nothing which is dangerous or explosive or which might unreasonably increase the risk of fire or other casualty at the Premises;

e) Comply with all reasonable requirements of the Landlord's property casualty insurance carrier; provided same does not require any structural or exterior repairs to the Premises and/or the Building.

f) Provide fire extinguishers and "No Smoking" signs in accordance with reasonable instructions from the Landlord's property casualty insurance carrier;

g) Use the Premises without causing an increase of the Landlord's property casualty insurance rates or pay the amount of any increase caused by the Tenant's use of the Premises as Additional Rent; (unless such increase is based on Tenant's use of the Premises pursuant to the terms of this Lease).

h) Use the Premises without causing a termination of the Landlord's property casualty insurance policy; unless it results from Tenant's use of the Premises pursuant to the terms of this Lease

i) Use the Premises without causing any liens to affect the Premises;

j) Maintain the Premises in a neat, clean, habitable condition, free of trash, vermin, and insects;

k) Keep the walkways, driving aisles, parking areas, and landscaped areas, which surround and serve the Premises, free of trash and free of goods, except for a trash dumpster which may be located at the rear of the parking areas;

l) Keep all trash within tied bags within a covered dumpster or container;

m) Keep no animals at the Premises;

n) Use only equipment which does not damage warehouse area floors;

o) Use the Premises without unreasonably disturbing the possession or quiet enjoyment of any tenant;

p) Keep all vehicles related to its business from parking on the street;

q) Keep all vehicles related to its business from parking on the railroad tracks, except during reasonable periods used to load or unload goods without impeding railroad traffic;

r) Park all vehicles related to its business in the parking areas for the building in accordance with reasonable, nondiscriminatory regulations established from time to time by the Landlord;

s) Use the Premises in accordance with reasonable, nondiscriminatory regulations established from time to time by the Landlord, which will not interfere with Tenant's use of the Premises for the use provided in this lease, and

t) Not maintain, repair, or wash vehicles, except for material handling equipment, within the 20-21 Wagaraw Road Fari Lawn, NJ property.

                           12. ACCESS TO PREMISES

After providing the Tenant with reasonable advance verbal or written notice, the Landlord or its agents may enter the Premises during normal business hours to: (a) inspect the Premises, (b) show the Premises to other persons, or ( c) maintain, repair, construct any improvements, or make any alterations in the Premises or the building on behalf of the Tenant or any other purpose provided such entry does not interfere with Tenant's use of the Premises pursuant to this lease. The Landlord or its agents may enter the Premises at any time in response to an emergency. The Premises shall only have locks that can be opened by the Landlord's master key.

                         13. REPAIRS AND MAINTENANCE

Landlord shall maintain the exterior of the Facility, make all structural repairs thereto including the roof, exterior and load bearing walls (exclusive of interior maintenance of such items as paint), foundations, all exterior systems (unless used for the exclusive use of the Tenant), repair the sanitary or water pipes leading to or from the Premises due to failure from age (except if such repair is caused by Tenants misuse, and excluding normal wear and tear items such as flushing systems, faucets, and washers), ordinary and extraordinary, foreseen and unforeseen, to the extent same is not caused by Tenant's, its agents or representatives, visitors, deliverymen's misuse. Landlord shall maintain and keep the common sidewalks of the facility, in good order, repair and condition. Tenant shall be responsible for maintaining any sidewalks, ramps, stairs, and entrances used exclusively by the Tenant. Landlord shall clear snow and ice from the common sidewalks, roadways and parking lots. Tenant will clear snow and ice from any loading platform(s), entrance doorways, stairs, ramps, or ladders, entering the Demised Premises or used by Tenant. Tenant shall be responsible for proper disposal of its garbage, trash, debris, end product, by product or other waste, etc. in a proper manner, complying with all relevant rules and regulations. The Tenant shall be responsible for all interior maintenance of the premises, (other than structural repairs as herein noted), and Tenant agrees to:

(a) Maintain all equipment, fixtures, HVAC equipment, and improvements in good repair and a sanitary, neat and clean appearance, free of any infestation.

(b) Make all necessary repairs to the Demised Premises, and all equipment, fixtures, and improvements therein, except structural repairs as heretofore made the responsibility of others.

(c) Use all plumbing, electric, and other facilities safely and in the way for which they were intended.

(d) Use no more electricity than the wiring or feeders were designed for, or can safely accommodate.

(e) Replace any and all broken windows in the Demised Premises.

(f) Keep nothing dangerous, explosive, flammable, or combustible, in the rental space that will increase the risk of fire.

(g) Promptly notify the Landlord of conditions that need repair, and promptly execute repairs that are the responsibility of the Tenant.

(h) Avoid littering on the building grounds, including but not limited to, the littering by the Tenant's employees, agents, or visitors of the Tenant. Maintain the Tenant's area in such a manner to avoid the blowing or release of litter, rubbish, packaging materials, and the like from the premises or Tenants trash containers. Promptly clean up any spillage of trash from the Tenants trash removal contractor(s).

(i) Do nothing to destroy the peace and quiet of the neighborhood, Landlord, other Tenants, or people in the neighboring areas.

(j) Promptly comply with all laws, orders, rules and requirements of all governmental authorities, insurance carriers, board of fire underwriters, or similar groups.

(k) Tenant to maintain, and make all necessary repairs to the heating, ventilating, and cooling system(s) components in, and servicing, the Premises.

(l) Tenant to make all necessary repairs and replacements to the electrical system servicing the Premises.

                              14. ALTERATIONS

The Tenant shall not make any alterations, additions, or improvements to the Premises without the Landlord's prior written consent that shall not be unreasonably withheld or unreasonably delayed.

The Tenant, at its own expense, shall obtain all necessary permits and provide the Landlord with copies before beginning any work. All materials used shall be identical to the original materials used to construct the Premises, unless identical materials are unavailable in which case the materials shall be of equal or better quality. The Tenant, at its own expense, shall obtain a new certificate of occupancy or a certificate of approval, if any of the same are necessary, upon completion of any such alterations and shall thereafter provide the Landlord with a copy.

At the end of the Term, or upon the rightful termination of this Lease, based on written instructions from the Landlord, the Tenant, at its own expense, shall either: (a) leave any alterations, additions, or improvements at the Premises which is physically affixed to, and form part of the Premises, in which case they shall be the property of the Landlord or (b) remove any alterations, additions, or improvements effectuated by the Tenant, and restore the Premises to their original condition at the inception of the term, excluding normal wear and tear.

The Tenant shall promptly notify the Landlord of any lien or mechanic's notice or of any intention filed by a third party of which Tenant has actual knowledge in relation to work or materials for the Tenant's alterations, additions, or improvements. The Tenant, at its own expense, shall have any such lien or mechanic's notice of intention discharged or bonded within thirty
(30) days from the date on which the Tenant receives notice of the filing.

The Tenant shall indemnify and hold the Landlord harmless from any damage, loss, liability, or expense related to the Tenant's failure to comply with the terms of this Article.

                                 15.  SIGNS

The Tenant shall not install any sign on the roof or on the outside surface of the building walls. If the Landlord has established a uniform sign program for the building, then the Tenant shall only install signs in accordance with that program. If the Landlord has not established a uniform sign program, then the Tenant shall not install any sign without the Landlord's prior written consent that shall not be unreasonably withheld or unreasonably delayed. The Tenant, at its own expense, shall obtain all necessary permits and shall provide the Landlord with copies before making any installation.

                                 16. CASUALTY

The Landlord shall obtain and maintain property casualty insurance as per the INSURANCE Article above, excluding any alterations, or improvements made by the Tenant.

The Tenant shall promptly notify the Landlord of any fire or casualty at the Premises. If a fire or casualty destroys all or part of the Premises (as determined by the Landlord's insurance company), then the Landlord's obligation to restore the Premises and the Tenant's obligation to pay Rent shall be determined in accordance with the terms of this Article.

If the Premises can reasonably be restored within ninety (90) days from the date of the casualty (as determined by the Landlord's insurance company), then the Landlord, at its own expense, shall restore the Premises, excluding any alterations, additions, or improvements made by the Tenant.

If the Premises cannot reasonably be restored within ninety (90) days from the date of the casualty, then either party may terminate this Lease by giving notice to the other party within thirty (30) days from the date of the casualty. If the Lease is so terminated, then the Landlord shall not restore the Premises for the Tenant, the Tenant shall promptly vacate the Premises, and the Tenant shall only pay Base Net Rent and Additional Rent due hereunder through the date of the casualty. If this lease is not terminated, then the Landlord, at its own expense, shall restore the Premises expeditiously excluding any alterations, additions, or improvements made by the Tenant.

During any restoration, if the Tenant is able to use part of the Premises (as determined by the Landlord's insurance company), then the Tenant shall pay Base Net Rent and Additional Rent for the usable part of the Premises on a pro-rata basis from the date of the casualty until the date on which the Premises are completely usable by Tenant for the use provided in this lease.

If the Building is completely destroyed, then this Lease shall end as of the date of casualty.

The Tenant shall not be liable to the Landlord's property casualty insurance company by way of subrogation or otherwise for any destruction of the Premises or the building, except in the case of a fire or casualty caused by the Tenant's gross negligence, intentional misconduct, or intentional breach of this Lease.

                      17. ASSIGNMENT AND SUBLETTING

The Tenant may not do any of the following without the Landlord's written consent, which consent shall not be unreasonably withheld:

a) Assign this lease (if the Tenant is a corporation, the sale of a majority of its common shares shall be treated as an assignment).

b) Sublet all or any part of the Rental Space or

c) Permit any other person or business to use the Rental Space.

It is agreed and understood that if the Tenant obtains the Landlord's consent to any of the above one half (1/2) of any increase in the rent realized by the Tenant over the Rent paid by the Tenant to the Landlord will be turned over to the Landlord as Additional Rent.

                              18. MORTGAGES

Subject to the provisions of this Article, all mortgages that now or in the future affect the Building have priority over this lease. The Tenant shall sign all truthful papers AND/OR estoppel Certificates needed to give any mortgage priority over this Lease provided, however, that the holder of such mortgage ("Mortgagee") shall, as consideration for such subordination, by instrument in writing, consent to this lease, recognize all of the Tenant's rights hereunder, and agree that Tenant shall not be disturbed in its possession of the Rental Space for any reason other a default by Tenant which would entitle Landlord to terminate this lease.

                               19. RECORDING

The Tenant shall not record this Lease or any other document related to this Lease or the Premises.

                             20. CONDEMNATION

If all or part of the Premises is taken, on a permanent or a temporary basis, through a condemnation proceeding under the right of eminent domain, then the Landlord shall receive the entire payment from the condemner for the taking of the Premises. The Tenant, however, may make a claim against the condemner for relocation expenses and for all of its moveable fixtures and equipment so long as such claim does not reduce the condemner's payment to the Landlord. The Tenant waives all other claims against the Landlord and the condemner on account of the taking of the Premises. If any condemnation renders the Tenant unable to engage in normal business operations without impediment, the Tenant has the right to terminate this lease.;

                      21. RETURN OF PREMISES, HOLDOVER

At the end of the Term, or upon the rightful termination of this Lease, the Tenant, at its own expense, shall return the Premises to the Landlord in substantially the same condition as at the beginning of the Term, excluding normal wear and tear, acts by the elements, fire, casualty, or condemnation.

The Tenant shall perform all acts necessary to comply with the terms of this Article, including, without limitation: (a) removing all of the Tenant's personal property, including all of the Tenant's signs, (b) removing in accordance with the Landlord's written instructions alterations, additions, or improvements made by the Tenant, (c) removing all rack bolts and restoring all affected surfaces affected by such removal, (d) repairing all interior partition walls, (e) removing all trash, and (f) leaving the Premises in broom clean condition. All reasonable expenses incurred by the Landlord to cure any items under this paragraph will be deducted from the Tenant's Security Deposit plus 25%.

If the Tenant leaves any property at the Premises after the end of the Term or after the rightful termination of this Lease, then all such property is considered abandoned. The Landlord may store, use, sell, or dispose of the abandoned property. The Tenant shall pay 125 % of all reasonable expenses related to disposal of the abandoned property as Additional Rent.

In the event the Tenant (Lessee) remains in possession of the leased premises after expiration of the tenancy created hereunder, and without execution of a new lease, the Tenant (Lessee), at the option of the Landlord (Lessor), shall be deemed to be Holding Over, as a Lessee from month to month, at twice the latest base Rent and pro rations, and subject to all other conditions, provisions and obligations of the lease insofar as the same are applicable to a month to month tenancy.

                    22. COMPLIANCE WITH ENVIRONMENTAL LAWS

The Tenant represents, to the best of the Tenant's knowledge, that the Standard Industrial Classification ("SIC") number set forth in this Lease is the only SIC number applicable to the Tenant. The Tenant shall promptly notify the Landlord if that SIC number becomes inapplicable or if another SIC number becomes applicable.

The Tenant shall not bring or keep any hazardous substances or hazardous wastes, as defined under the provisions of N.J.S.A. 13:1K-8 and N.J.S.A. 58:10-23.11b and the related regulations, at the Premises, except for small quantities customarily used by Tenant in its operation for the use provided herein provided same is in compliance with law.

If N.J.S.A. 13:1K-6 et seq. the Industrial Site Recovery Act (S-1070) ("ISRA") is applicable to the Premises due to the Tenant's actions or due to the expiration or rightful termination of this Lease, then the Tenant, at its own expense, shall comply with ISRA and effect all steps necessary to obtain approval of a negative declaration or a completed cleanup. The Tenant, however, shall not be responsible for any cleanup costs related to any environmental contamination caused before the beginning of the Term or caused by the Landlord at any time. If ISRA is not applicable to the Premises due to the Tenant's actions or due to the expiration or rightful termination of this Lease, then, by the end of the Term, or upon any rightful termination of this Lease, the Tenant, at its own expense, shall obtain approval of a non-applicability application from the New Jersey Department of Environmental Protection ("NJDEP"). The Tenant shall begin the process of complying with the terms of this Article no later than two (2) months prior to the expiration of the Term. The Tenant shall promptly provide the Landlord with copies of all communications to and from the NJDEP.

If the Term ends, or if this Lease is rightfully terminated, and if the Landlord cannot use, lease, demolish, or improve the Premises because the Tenant has not complied with ISRA, as required under the terms of this Article previously set forth, or is in the process of complying with ISRA, as required under the terms of this Article previously set forth, then the Tenant shall continue to pay Additional Rent and fair market value base Rent, which Base Rent shall be no less than the Base Rent set forth in this Lease, until the Tenant effects compliance, without any right to possession of the Premises.

If any lien, imposed under the provisions of N.J.S.A. 58:10-23.11 et. Seq.or imposed under the provisions of 42 U.S.C. 9601 et seq., affects the Premises due solely to the acts or negligence of the Tenant, then the Tenant shall within thirty (30) days from the date on which the Tenant receives notice of the lien commence diligent efforts to have such lien removed and proceed with diligence to remove the same.

The Tenant shall defend, indemnify, and hold the Landlord harmless from any claim, damage, loss, liability, or expense related to the Tenant's failure to comply with the terms of this Article. The Tenant's obligations under the terms of this Article shall survive the termination or expiration of this lease unless this lease has been assigned by Tenant with Landlord's consent in which event such survival shall only apply to the portion of the Term prior to such assignment.

The Tenant represents and covenants that throughout the term of this lease it will abide by and comply with all applicable environmental laws, orders, rules or regulations promulgated by local, state, or federal authorities.

Tenant will ensure that at no time will any leakage of any type of fluids, from autos, any vehicle, machinery, or any type of container, owned or operated by the Tenant, it agents, visitors, or deliverymen will occur within the leasehold or onto the property owned by the Landlord. In the event that leakage does occur, it will be reported immediately to the Landlord and proper agencies, and immediately be cleaned up by the Tenant in accordance with all rules and regulations set forth by the N.J.D.E.P. at the Tenant's expense. If the Tenant does not initiate immediate remedial measures to clean up any spill, the Landlord may do so on behalf of the Tenant, and the Tenant will reimburse Landlord at 150% of the Landlord's actual cost of clean up and supervision.

                       23. RELEASE AND INDEMNIFICATION

A) The terms of this Article shall apply to claims or causes of action which
(1) arise out of the use of the Premises, (2) arise out of the use of any steps, ladders, ramps, and/or loading docks, (3) arise during the Term or any period during which the Tenant is in possession of the Premises,

B) The Tenant releases the Landlord, its employees, and its agents from any claim or cause of action by the Tenant for any injury, death, damage, loss, liability or expense, including without limitation, any claim for personal injury or property damage unless same are due to the acts or negligence of Landlord, or its employees or its agents.

C) The Tenant shall defend, indemnify, and hold the Landlord, its employees, and its agents harmless from any claim or cause of action by any person, other than the Tenant or any person or entity holding the Tenant's interest under this lease, for any injury, death, damage, loss, liability or expense, including without limitation, any claim for personal injury or property damage unless same are due to the acts or negligence of Landlord, or its employees or its agents.

D) The terms of this Article shall apply only to direct damages, compensatory damage, fines, reasonable attorneys' fees, court costs, and cost of suit, interest.

E) The "claims or causes of actions" referenced hereinabove in this Article shall include the following causes or events:

a) the defective or damaged condition of any part of the Premises

b) the stoppage, malfunction, or breakdown of any of the mechanical systems within the Premises

c) the stoppage, reduction, malfunction, or breakdown of any utility service within the Premises;

d) the active or passive negligence of any person, except the Landlord, its employees, and its agents to the extend such active or passive negligence of any such person is covered by Tenant's insurance coverage.

e) an Act of God, force majeure, or weather condition, including, without limitation, temperature, dampness, humidity, wind, rain, lightning, sleet, snow, hail, ice, flood, tornado, hurricane, or earthquake to the extent the same are covered by Tenant's insurance coverage.

f) falling objects, water, steam, fire, smoke, explosion, vermin, strike, riot, insurrection, public enemy, or war to the extent same are covered by Tenant's insurance coverage.

                                24. DEFAULT

If the Tenant does not comply with all of the terms of this Lease within the grace or cure periods herein provided, then the Tenant shall be in default. In addition, the Tenant shall be in default if: a) the Tenant makes an assignment for the benefit of creditors, b) the Tenant is decreed insolvent or bankrupt according to law and the same is not dismissed within thirty (30) days, or c) a receiver is appointed for the Tenant and such receiver is not dismissed within thirty (30) days.

If the Tenant is in default, then the Landlord may send a written notice of default to the Tenant, indicating why the Tenant is not in compliance with the terms of this Lease. After receiving such notice of default, the Tenant shall cure any monetary default within ten (10) days of the receipt by Tenant of such default notice from Landlord, or any non-monetary default within twenty
(20) days of the receipt by Tenant of such default notice from Landlord. If, however, such default notice is with respect to a non-monetary default which cannot be cured within twenty (20) days of the receipt by Tenant of such default notice from Landlord, then the Tenant shall begin to cure such default within said twenty (20) days and shall continue to diligently cure such default thereafter.

If the Tenant does not cure any default within the time periods provided herein after receiving a notice of default, from Landlord with respect thereto, then the Landlord may cure any such default on behalf of the Tenant, in which case the cost of curing such default shall be payable as Additional Rent.

If the Tenant is in monetary default and has vacated the Premises before the end of the Term, or if the Landlord obtains a judgment for possession of the Premises against the Tenant before the end of the Term, then (a) the Landlord shall try to reasonably re-rent the Premises and, the Tenant shall continue to pay Base Net Rent and Additional Rent to the Landlord until the beginning date of a new lease for the Premises or until the end of the Term, whichever comes first; (b) if the Landlord re-rents the Premises before the end of the Term, then, as of the beginning date of the new lease for the Premises, the Tenant shall pay the following costs as Additional Rent: (i) reasonable administrative costs incurred to advertise and show the Premises and incurred to make the new lease, (ii) reasonable costs incurred to prepare the Premises for the new tenant, and (iii) reasonable real estate commissions paid to a broker for finding the new tenant. If the Landlord re-rents the Premises for a monthly Base Net Rent amount which is lower than the Base Net Rent amount due under the terms of this Lease, then, as of the beginning date of such new lease, the Tenant shall pay for the entire deficiency which will exist for the remainder of the Term.

                           25. NOTICES CONSENTS

Except as specifically set forth in this Lease, all notices and consents given under the terms of this lease shall: (a) be in writing, (b) be sent by certified mail, return receipt requested, or by a reputable overnight delivery service, or hand delivered to the addresses for notices set forth above in this lease, and ( c) be deemed to have been given upon receipt. By giving notice in the manner provided herein, the Landlord or the Tenant may hereafter designate different or additional addresses for their respective notices.

                            26. SEVERABILITY

If any part of this lease is contrary to law or otherwise unenforceable, then the remainder of this Lease shall remain in effect.

                            27. GOVERNING LAW

The terms of this lease shall be governed, interpreted, and construed according to the laws of New Jersey.

                       28. BINDING EFFECT OF LEASE

This lease binds the Landlord and all parties that rightfully succeed to its rights or take its place. This Lease binds the Tenant and all parties that rightfully succeed to its rights or take its place with the Landlord's consent where required in accordance with the terms of this lease.

                            29. ENTIRE AGREEMENT

This lease contains the entire agreement made by the Landlord and the Tenant. The terms of this lease shall not be change or amended, except by the terms of a subsequent written agreement signed by the Landlord and the Tenant.

                            30. RENEWAL OPTION

The Tenant has the right of option to renew this lease for a period of 5 years at the expiration of this lease but must exercise this option for renewal in writing ninety (90) days before expiration of the lease. Notification must be received at the office of the Landlord, as above, by certified mail return receipt requested at least 90 (ninety) days before expiration of the lease. Tenant further covenants and agrees that the annual Base Net Rent shall be adjusted as of the inception of the option to renew, and as each annual anniversary thereafter (the "Anniversary Period") as follows:

a) The index used for calculation of any adjustment shall be the official Consumer's Price Index, U.S. Average, all items, published by the Bureau of Labor Statistics, U.S. Department of Labor, (the "CPI").

b) If the CPI shows a decrease in purchasing power, then the revised annual Base Net Rent at each anniversary of this lease shall be the annual Base Net Rent for the immediately preceding year plus an additional amount as determined in paragraph (c) of this Article or (3%) three percent; whichever is lower.

c) The CPI for the tenth month of the Anniversary Period (the "Numerator") shall be compared to the CPI for the Twelfth month preceding the Numerator's month (the "Denominator"). The Denominator shall divide the Numerator. If the product is greater than one, it shall be multiplied by the current annual Base Net Rent to determine the new annual Base Net Rent.